EXHIBIT 99.1

Unaudited financial information for WLUP, WKQX and WRXP.

Unaudited combined balance sheet as of May 31, 2011 and February 28, 2011

	As of
	February 28, 2011		May 31, 2011
	(000’s	)	(000’s	)
Current assets:

Cash and cash equivalents	$1		$1
Accounts receivable, net	4,215		4,464
Prepaid expenses	323		276
Other	281		257
Total current assets	4,820		4,998

Noncurrent assets:

Property and equipment, net	2,469		2,305
Intangible assets, net	115,788		115,788
Other noncurrent assets	126		126
Total noncurrent assets	118,383		118,219

Total assets	$123,203		$123,217

Current liabilities:

Accounts payable and accrued expenses	$243		$161
Accrued salaries and commissions	525		582
Deferred revenue	336		288
Other	364		350
Total current liabilities	1,468		1,381
a
Other noncurrent liabilities	1,397		1,437

Total liabilities	$2,865		$2,818

Unaudited combined operating income (loss) for the fiscal years ended February 28, 2009, 2010 and 2011

	For the year ended February 28,
	2009		2010		2011
	(000’s	)	(000’s	)	(000’s	)

Net revenues	$24,402		$22,939		$25,257

Station operating expenses, excluding depreciation and amortization expense	29,124		25,013		22,731
Restructuring charge	268		262		-
Depreciation and amortization	1,181		1,206		1,090
Loss on disposal of assets	-		-		7
Impairment loss	155,500		78,246		-
Operating income (loss)	(161,671)		(81,788)		1,429

Unaudited combined operating income (loss) for the fiscal quarter ended May 31, 2011

	For the three months ended May 31,
	2010		2011
	(000’s	)	(000’s	)

Net revenues	$5,910		$5,724
Station operating expenses, excluding depreciation and amortization expense	5,427		5,228
Restructuring charge	262		-
Depreciation and amortization	290		234
Operating income (loss)	(69)		262